As filed with the Securities and Exchange Commission on January 10, 2025 Registration No. 333-279269
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-3 REGISTRATION STATEMENT NO. 333-279269
Under The Securities Act of 1933

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.
(Exact name of Registrant as specified in its charter)

Delaware		16-1590339
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
1305 O’Brien Drive Menlo Park, California 94025 (650) 521-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Christian O. Henry President and Chief Executive Officer Pacific Biosciences of California, Inc. 1305 O’Brien Drive Menlo Park, California 94025 (650) 521-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew D. Hoffman, Esq. Zachary B. Myers, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300		Brett Atkins, Esq. General Counsel and Corporate Secretary Pacific Biosciences of California, Inc. 1305 O’Brien Drive Menlo Park, California 94025 (650) 521-8000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐	Smaller reporting company ☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES
This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) of Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement:
•Registration No. 333-279269, filed with the Commission on May 9, 2024, registering an aggregate of 10,551,721 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”);
The Company is seeking to deregister all shares of Common Stock that remain unsold under the Registration Statement as of the date hereof because its obligation to maintain the effectiveness of the Registration Statement pursuant to the terms of the applicable agreements with the selling stockholder named in the Registration Statement have terminated. Accordingly, pursuant to the undertaking of the Company in the Registration Statement as required by Item 512(a)(3) of Regulation S-K, the Company is filing these Post-Effective Amendments to deregister, and does hereby remove from registration, all the securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on January 10, 2025.

Pacific Biosciences of California, Inc.

By:	/s/ Brett Atkins
Brett Atkins
General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.